Exhibit 99.1

Jack in the Box Inc. Reports Fourth Quarter and FY 2008 Earnings

Issues Guidance for FY 2009 and Updates Long-term Business Outlook

SAN DIEGO--(BUSINESS WIRE)--November 18, 2008--Jack in the Box Inc. (NYSE: JBX) today reported net earnings of $26.9 million, or 47 cents per diluted share, for the fourth quarter ended Sept. 28, 2008, as compared to net earnings of $26.8 million, or 43 cents per diluted share, for the fourth quarter of fiscal 2007. For fiscal 2008, net earnings totaled $119.3 million, or $2.01 per diluted share, compared with $125.6 million, or $1.87 per diluted share in fiscal 2007. Both the fourth quarter and fiscal year 2008 included a negative impact of approximately 4 to 5 cents per diluted share for losses and costs related to Hurricane Ike.

As previously announced, in September 2008 the company’s board of directors approved plans to sell its Quick Stuff® convenience stores. The results of operations for Quick Stuff are included in discontinued operations in the accompanying consolidated statements of earnings for all periods presented. Diluted earnings per share from continuing operations were 46 cents for the fourth quarter of fiscal 2008 and $1.99 for fiscal year 2008, compared to 42 cents for the fourth quarter of fiscal 2007 and $1.85 for fiscal year 2007.

Fourth quarter and FY2008 financial highlights

Same-store sales at Jack in the Box® company restaurants decreased 0.8 percent in the fourth quarter versus a year-ago increase of 5.2 percent. Excluding the impact from Hurricane Ike, the company estimates that same-store sales for the quarter would have been slightly positive and in line with its expectations. Although as many as 228 restaurants (182 company, 46 franchised) were closed when the storm made landfall on Sept. 12, only four company locations remain closed today. Company restaurant sales reflected the loss of approximately 1,300 total restaurant operating days in the fourth quarter from restaurant closures caused by the storm. Reduced franchise royalties and rent from approximately 250 lost operating days due to the hurricane were not material.

For the year, same-store sales at company Jack in the Box restaurants increased 0.2 percent on top of a 6.1 percent increase in fiscal 2007.

The effective price increase at company restaurants was approximately 1.4 percent for the fourth quarter and 2.2 percent for the full year. In November 2008, Jack in the Box company restaurants raised prices by approximately 2.5 percent.

“Sales and traffic continue to be negatively impacted by the current economic crisis,” said Linda A. Lang, chairman and chief executive officer. “While we’ve seen some easing in fuel costs, unemployment continues to rise, and consumers have become much more conservative in their discretionary spending. As a result, we remain cautious on how aggressively we take price increases in this environment. On an encouraging note, trends in California continued to improve during the fourth quarter, with same-store sales turning positive.”

System same-store sales at Qdoba Mexican Grill® decreased 1.0 percent in the fourth quarter on top of a year-ago increase of 5.8 percent. Although Qdoba restaurants were not significantly impacted by hurricanes, they are feeling the impact that the challenging economic environment is having on consumer spending. For the full year, system same-store sales were up 1.6 percent at Qdoba on top of a fiscal 2007 increase of 4.6 percent.

The company’s restaurant operating margin was 13.6 percent of sales in the fourth quarter of 2008 compared with 17.4 percent in the same quarter last year. The company estimates that Hurricane Ike negatively impacted margins by approximately 50 basis points during the quarter. The company anticipates insurance recoveries in fiscal 2009 related to the hurricane, but it cannot currently predict the amount or timing of such payments.

Excluding the impact of Hurricane Ike, restaurant operating margin was 330 basis points lower in the fourth quarter of fiscal 2008 due primarily to higher costs for food and utilities, as well as sales deleverage. Food and packaging costs were 180 basis points higher than the same quarter last year. Beef costs, which represent the company’s largest single commodity expense, increased by more than 18 percent in the quarter, double the inflation rate the company had expected in early August, and negatively impacted margins by approximately 100 basis points. In addition, higher costs for shortening, potatoes and bakery items contributed to a 7 percent increase in overall commodity costs for the quarter. Utilities were 60 basis points higher than last year due to higher rates and mark-to-market accounting on a hedging arrangement. The company also experienced higher maintenance and repair costs of approximately 30 basis points.

SG&A expense related to continuing operations improved to 11.5 percent of revenues in the fourth quarter compared with 12.3 percent last year, due primarily to lower field and corporate G&A and the impact of the company’s refranchising strategy. Hurricane losses, an impairment charge and losses on the cash surrender value of insurance products used to fund the company’s non-qualified retirement plans negatively impacted SG&A in the quarter, and substantially offset the impact of reduced corporate bonuses as a result of the company’s lower earnings growth as compared to last year.

Gains on the sale of 41 company-operated Jack in the Box restaurants to franchisees totaled $23.1 million in the fourth quarter compared with $11.9 million in the year-ago quarter from the sale of 24 restaurants. The restaurants refranchised during the quarter were located in California and Houston. For fiscal 2008, gains on the sale of 109 company-operated restaurants to franchisees totaled $66.3 million compared with $38.1 million in fiscal 2007 from the sale of 76 company-operated restaurants. Despite the tightening of the credit markets, the number of restaurants sold and the gains on sale exceeded the company’s guidance for fiscal year 2008. Due to delays in credit funding to franchisees by their lenders, the company provided temporary financing totaling approximately $20 million during the fourth quarter to facilitate the closing of two transactions, of which $11 million has already been repaid and the remaining $9 million is expected to be repaid as soon as the franchisee receives funding from independent sources.

“Refranchising is an important element in our long-term goal to increase the percentage of franchise ownership in the Jack in the Box system to 70 to 80 percent, which should create a business model that is less capital intensive and not as susceptible to cost fluctuations,” Lang said. “Over the last three years, we have refranchised 267 restaurants and increased franchise ownership from 25 percent to 38 percent of the system.

“We can afford to be patient in this current tight credit environment because cash flows generated by our restaurants’ operations and the availability of funds from our credit facility should enable us to continue to meet our capital requirements and other business needs. We continue to see high demand to purchase Jack in the Box restaurants from existing franchisees as well as strong interest generated from our new franchisee recruiting efforts. While the lending environment is currently much more difficult than we’ve seen in the past, we plan to accelerate the pace of our refranchising efforts over the next 5 years, which would allow us to reach our franchise ownership goals by the end of fiscal year 2013. We have the flexibility of a strong balance sheet, which will enable us to provide bridge or mezzanine financing, if necessary, to facilitate the completion of transactions.”

The tax rate for the fourth quarter was 35.5 percent compared with 35.3 percent in the prior year, and the full-year tax rate was 37.3 percent versus 35.6 percent for fiscal 2007. The higher tax rate for fiscal year 2008 was due primarily to market performance of insurance investment products used to fund certain non-qualified retirement plans. Changes in the cash value of the insurance products are not deductible or taxable.

Capital expenditures in fiscal year 2008 increased to $180.6 million compared with $154.2 million last year with the increase due primarily to investment in kitchen enhancements, smoothie equipment, and the Jack in the Box restaurant re-image program. The kitchen enhancements are expected to increase restaurant capacity for new product introductions while also reducing utility expense through the use of more energy-efficient equipment.

Due to uncertainty in the financial markets, the company did not repurchase any shares of its common stock in the fourth quarter, and chose to maintain approximately $38 million of additional borrowings under its revolving credit facility at quarter end, given uncertainty surrounding the stability and liquidity in the credit markets. Approximately $100 million remains available for additional purchases under a three-year stock-buyback program authorized by the company’s board of directors in November 2007.

Restaurant openings and new market expansion

Fifteen new Jack in the Box restaurants opened in the fourth quarter, including 5 franchised locations, compared with 28 restaurants that opened a year ago, 5 of which were franchised. For the year, 38 Jack in the Box restaurants opened, including 15 franchised locations, versus 58 restaurants opened in fiscal 2007, 16 of which were franchised.

During the year, franchisees expanded Jack in the Box into several new contiguous markets in Texas, including San Angelo, Midland, Sweetwater and Odessa, while the company opened its first restaurants in Denver and continued to add locations in Corpus Christi, Texas. Franchisees are expected to continue expanding Jack in the Box into new contiguous markets in fiscal 2009, with locations scheduled to open in Colorado Springs, Colo., Albuquerque, N.M., and Abilene and Wichita Falls, Texas. In addition, several new markets have been approved for initial development (or “seeding”) by the company. It is anticipated that these markets will be refranchised in the future.

In the fourth quarter, 25 Qdoba restaurants opened, including 13 franchised locations, versus 27 new restaurants in the year ago quarter, 20 of which were franchised. For the full year, 77 new Qdoba restaurants opened, including 56 franchised locations, compared with 87 new restaurants in fiscal 2007, 77 of which were franchised. Qdoba continued expanding into new markets during the fourth quarter, opening its first restaurants in Houston, Topeka, Kan., and Sandusky, Ohio. New markets opened earlier in the year include Eugene, Ore., Fresno, Calif., and Boise, Idaho.

At Sept. 28, the company’s system total comprised 2,158 Jack in the Box restaurants, including 812 franchised locations, and 454 Qdoba restaurants, including 343 franchised locations.

Fourth quarter initiatives

Several new items debuted on the Jack in the Box menu in the fourth quarter, including two new product platforms: Breakfast Bowls and Pita Snacks. Two versions of Breakfast Bowls, which provide a complete breakfast in an easy-to-eat, portable bowl, are currently being offered. Both include scrambled eggs, cheddar cheese sauce, shredded cheddar cheese and hash brown sticks, with the Hearty Breakfast Bowl also including bacon and sausage, and the Denver Breakfast Bowl including sliced ham, and red and green peppers. Pita Snacks are currently available in several varieties, each featuring a whole grain pita stuffed with shredded cheddar cheese, shredded lettuce, a smoky chipotle sauce and choice of grilled or crispy chicken fillet, strips of marinated sirloin steak or a fish fillet.

In the fourth quarter, Jack in the Box continued to re-image restaurants with a comprehensive program that includes a complete redesign of the dining room and common areas. The company re-imaged 270 restaurants during the year, and franchisees re-imaged another 85 locations. Since the current re-image program was approved in 2006, approximately 750 company and franchised Jack in the Box restaurants have been re-imaged.

“With over 40 percent of the system now reflecting our updated look, we believe there is an opportunity to achieve a more cohesive brand image in all of our markets by prioritizing the completion of all exterior elements of our re-image program within the next 12 months,” Lang said. “The exterior enhancements, including new paint schemes, lighting and landscaping, are very visible to our guests when driving by a re-imaged restaurant, and we remain on track to complete the interior re-image of all restaurants, including franchise locations, by the end of fiscal year 2011.”

First-quarter FY2009 initiatives

Jack in the Box added several new products to its menu in October and November, in both its top tier and snack categories.

  Teriyaki Bowls, which include steamed rice, broccoli and carrots with a choice of all-white-meat chicken or sirloin steak topped with teriyaki sauce, were introduced at most of the chain’s restaurants in the Western U.S.
  A Homestyle Chicken Fillet with a buttery, crispy coating is featured on two new products currently available in the company’s Central and Southeastern U.S. markets: the Homestyle Ranch Chicken Club, which also includes bacon, Swiss-style cheese, green leaf lettuce and sliced tomato topped with ranch sauce and served on a toasted bakery-style bun; and the Breakfast Homestyle Chicken Biscuit, which includes a warm buttermilk biscuit.
  Mini Churros, crunchy, bite-sized pastries with a cinnamon sugar filling, offer an additional option to the menu as a dessert or snack.
  In November, two seasonal favorites rejoined the chain’s line of shakes featuring real vanilla ice cream: Pumpkin Pie and Egg Nog.

In October, Jack in the Box debuted a new antenna ball as part of a systemwide promotion that is raising money for Big Brothers Big Sisters (“BBBS”). Available for just $1, plus tax, the new “Beanie Jack” antenna ball features a classic Jack-style antenna ball wearing a multi-colored beanie cap topped with a propeller. All profits from Beanie Jack sales will go to BBBS, the primary charitable partner of The Jack in the Box Foundation for the past 10 years. Later in the quarter, Jack in the Box will also promote its BBBS partnership at the 2009 Tournament of Roses Parade in Pasadena, Calif., where the company will debut its first-ever float.

Strategic plan update

In September, the company’s board of directors approved the continuation of the strategic plan for Jack in the Box Inc. and the following four key initiatives comprising that updated plan:

  Brand reinvention – To differentiate Jack in the Box from the competition and deliver a restaurant experience superior to that typically found in the QSR segment by holistically reinventing the brand. Brand reinvention focuses on major improvements in the following areas:
  Menu innovation. Jack in the Box will continue to differentiate its menu and broaden the brand’s consumer appeal by developing new products and platforms that are unique to the QSR segment, such as Real Fruit Smoothies, Teriyaki and Breakfast Bowls, and items featuring premium ingredients like sirloin steak.
  Enhanced restaurant environment. The company is accelerating the pace at which it will complete the exterior enhancements of its comprehensive restaurant re-image program. By the end of fiscal 2009, the exteriors of all restaurants, including franchise locations, are expected to be re-imaged. Interior elements of the re-image program, including a complete redesign of dining rooms and common areas, are expected to be completed system-wide by the end of fiscal 2011.
  Service improvements. To improve the level and consistency of guest service, Jack in the Box will continue to focus on improving productivity, maximizing retention, and leveraging new technologies to improve speed of service and guest satisfaction. In 2008, the company expanded its test of self-serve kiosks, which offer guests an alternative method of ordering inside Jack in the Box restaurants. The company plans on installing the kiosks where the frequency of use is expected to be highest, based on restaurants that experienced positive results in the test.
  Expand franchising – To continue expanding franchise operations to generate higher margins and returns for the company, while creating a business model that is less capital intensive and not as susceptible to cost fluctuations. The company’s long-term goal is to increase the percentage of franchise ownership to the 70 to 80 percent range by the end of fiscal year 2013 through acceleration of refranchising and franchisee development of new restaurants. The Jack in the Box system was approximately 38 percent franchised as of the end of fiscal year 2008.

  Improve the business model – To improve restaurant profitability and returns as Jack in the Box transitions to a new business model comprised of predominantly franchised restaurant locations. As previously announced, the company plans to sell its chain of Quick Stuff convenience stores, which will further enable the company to maximize the potential of its Jack in the Box and Qdoba brands. The company will focus on reducing food, packaging and labor costs through product design, menu innovation, and operations simplification, as well as pricing optimization. As the percentage of franchised locations increases, SG&A will continue to decrease as the company completes its refranchising strategy and continues reengineering its processes and systems.
  Growth – To grow earnings, same-store sales, and other key operating and financial metrics, as well as expand the Jack in the Box and Qdoba brands. Both brands will continue to fill in existing markets, as well as enter new markets. Qdoba will continue expanding mostly through franchise investment, although the company will accelerate the pace of new company restaurant openings to benefit from higher returns on investment. Based on its success in entering new markets with its new prototype, Jack in the Box, which is currently in 18 states, will accelerate growth in new markets where brand awareness is high.

Guidance (from continuing operations)

The following guidance and underlying assumptions reflect the company’s current expectations for the first quarter and fiscal year ending Sept. 27, 2009, in approximate amounts:

Q1 FY2009 guidance

  Flat to 2 percent same-store sales increase at Jack in the Box company restaurants on top of a 1.5 percent increase in the year-ago quarter.
  Approximately flat same-store sales at Qdoba system restaurants on top of a 4.5 percent increase in the year-ago quarter.
  Overall commodity costs are expected to increase in the 7 to 8 percent range, including an approximate 20 percent increase in beef costs.
  Restaurant operating margin is expected to be between 15.0 and 15.5 percent.
  Diluted earnings per share from continuing operations of 50 to 55 cents, including franchise gains of $15 to $18 million. Diluted earnings per share are expected to be lower than prior year results due to higher commodity costs and continued volatility in the financial markets, which is expected to impact SG&A and the tax rate.

Fiscal year 2009 guidance

  Flat to 2 percent increase in same-store sales at Jack in the Box company restaurants.

  Flat to 2 percent increase in same-store sales at Qdoba system restaurants.

  Overall commodity costs are expected to moderate through the year, with a full-year increase of 3 to 4 percent.

  Restaurant operating margin for the full year is expected to be approximately 16.0 percent, similar to fiscal year 2008.

  40 to 45 new Jack in the Box restaurants, including 14 to 19 franchised locations.

  60 to 80 new Qdoba restaurants, including 30 to 50 franchised locations.

  $60 to $70 million in gains on the sale of 120-140 Jack in the Box restaurants to franchisees, with $80 to $90 million in cash proceeds resulting from the sales.

  $175 to $185 million in capital expenditures.

  SG&A expense related to continuing operations in the 11.0 to 11.5 percent range.

  Tax rate of approximately 39 to 40 percent.

  For guidance purposes, share repurchases are assumed to offset dilution from stock option exercises.
  Diluted earnings per share from continuing operations of $2.00 to $2.20, including franchise gains. Earnings per share guidance from continuing operations excludes the results for Quick Stuff, which contributed 2 cents per diluted share in fiscal 2008, as well as any potential insurance recoveries related to Hurricane Ike.

Long-term goals (2010 to 2013)

Long-term goals below assume that the current economic downturn does not extend beyond fiscal year 2009.

  Earnings growth of 12 to 15 percent per year, with continued focus on improving returns on invested capital.
  Same-store sales growth of 2 to 4 percent annually at Jack in the Box restaurants.
  Same-store sales growth of 3 to 5 percent annually at Qdoba restaurants.

  Increased new unit growth of Jack in the Box restaurants to approximately 3 to 4 percent per year system-wide.
  Increased company growth for Qdoba, with 30 to 40 new locations per year, with total system growth of approximately 75 to 100 units per year.
  Continued refranchising of Jack in the Box restaurants, with the goal to be 70 to 80 percent franchised by end of fiscal year 2013.
  Capital expenditures are estimated to decrease following the planned completion of the restaurant re-image program in 2011, after which capital expenditures should be approximately $125 million or less annually.

Conference Call

The company will host a conference call for financial analysts and investors on Wednesday, Nov. 19, 2008, beginning at 8:30 a.m. PST (11:30 a.m. EST). The conference call will be broadcast live over the Internet via the Jack in the Box website. To access the live call through the Internet, log onto the Jack in the Box Inc. home page at www.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the conference-call link on the Jack in the Box Inc. home page for 21 days, beginning at approximately 11:00 a.m. PST on Nov. 19.

About Jack in the Box Inc.

Jack in the Box Inc. (NYSE: JBX), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,100 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 450 restaurants in 41 states and the District of Columbia. The company also operates a proprietary chain of 61 convenience stores called Quick Stuff®, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. The company has announced plans to sell its Quick Stuff brand. For more information, visit www.jackinthebox.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements. These factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (Dollars in thousands, except per share data)

	Twelve Weeks Ended		Fifty-two Weeks Ended
	Sept. 28,	Sept. 30,	Sept. 28,	Sept. 30,
	2008	2007	2008	2007

Revenues:
Restaurant sales	$473,828	$496,052	$2,101,576	$2,150,985
Distribution sales	67,808	57,238	275,225	222,560
Franchised restaurant revenues	41,031	34,786	162,760	139,886
	582,667	588,076	2,539,561	2,513,431
Operating costs and expenses:
Restaurant costs of sales	163,659	162,448	701,051	685,179
Restaurant operating costs	245,751	247,513	1,063,092	1,080,871
Distribution costs of sales	67,116	56,506	273,369	220,240
Franchised restaurant costs	15,805	13,947	64,955	56,491
Selling, general and administrative expenses	67,156	72,269	287,555	291,745
Gains on the sale of company-operated restaurants	(23,124)	(11,850)	(66,349)	(38,091)
	536,363	540,833	2,323,673	2,296,435

Earnings from operations	46,304	47,243	215,888	216,996

Interest expense	6,175	6,897	28,070	32,127
Interest income	(272)	(422)	(642)	(8,792)
Interest expense, net	5,903	6,475	27,428	23,335

Earnings from continuing operations and before income taxes	40,401	40,768	188,460	193,661

Income taxes	14,327	14,398	70,251	68,982

Earnings from continuing operations	26,074	26,370	118,209	124,679

Earnings from discontinued operations, net	800	398	1,070	904

Net earnings	$26,874	$26,768	$119,279	$125,583

Net earnings per share - basic:
Earnings from continuing operations	$0.46	$0.43	$2.03	$1.91
Earnings from discontinued operations	0.02	0.01	0.02	0.01
Net earnings per share	$0.48	$0.44	$2.05	$1.92

Net earnings per share - diluted:
Earnings from continuing operations	$0.46	$0.42	$1.99	$1.85
Earnings from discontinued operations	0.01	0.01	0.02	0.02
Net earnings per share	$0.47	$0.43	$2.01	$1.87

Weighted-average shares outstanding:
Basic	56,405	60,836	58,249	65,314
Diluted	57,433	62,550	59,445	67,263

JACK IN THE BOX INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except per share data)

	Sept. 28,	Sept. 30,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$47,884	$15,702
Accounts and other receivables, net	70,290	41,091
Inventories	45,206	40,745
Prepaid expenses	20,061	29,311
Deferred income taxes	46,166	47,063
Assets held for sale	112,994	42,583
Current assets of discontinued operations	-	6,188
Other current assets	7,480	5,383
Total current assets	350,081	228,066

Property and equipment, at cost:
Land	99,421	98,103
Buildings	874,019	809,235
Restaurant and other equipment	560,485	558,637
Construction in progress	71,572	67,806
	1,605,497	1,533,781
Less accumulated depreciation and amortization	(662,435)	(623,776)
Property and equipment, net	943,062	910,005

Intangible assets, net	19,249	20,057
Goodwill	85,789	87,621
Noncurrent assets of discontinued operations	-	43,485
Other assets, net	100,237	85,456
	$1,498,418	$1,374,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$2,331	$5,787
Accounts payable	99,708	97,489
Accrued liabilities	213,631	226,629
Total current liabilities	315,670	329,905

Long-term debt, net of current maturities	516,250	427,516

Other long-term liabilities	161,277	168,722

Deferred income taxes	48,110	38,962

Stockholders’ equity:
Preferred stock $.01 par value, 15,000,000 authorized, none issued	-	-
Common stock $.01 par value, 175,000,000 shares authorized, 73,506,049 and 72,515,171 issued, respectively	735	725
Capital in excess of par value	155,023	132,081
Retained earnings	795,657	676,378
Accumulated other comprehensive loss, net	(19,845)	(25,140)
Treasury stock, at cost, 16,726,032 and 12,779,609 shares, respectively	(474,459)	(374,459)
Total stockholders' equity	457,111	409,585
	$1,498,418	$1,374,690

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
or
Media Contact:
Brian Luscomb, 858-571-2291